Exhibit 10.16

OneBeacon Deferred Compensation Plan

Restated
As of April, 2011

1

CONTENTS

Article I.PURPOSE    1
1.01Purpose    1
1.02Unfunded Plan    1
1.03Specified Employees    1
1.04Effective Date; Pre-2005 Deferrals    1
Article II.DEFINITIONS    1

01	Account 1

02	Administrator 1

03	Beneficiary 1

04	Board 2

05	Change in Control 2

06	Code 2

07	Committee 2

08	Company 2

09	Compensation 2

0	Controlled Group Entity 2

1	Controlled Group 2

2	Controlled Event 2

3	Director 2

4	Fund 3

15	Key Employee 3

16	Participant 3

17	Pay Period 3

18	Plan 3

19	Plan Year 3

20	Termination of Service 3

21	Treas. Reg. 3

22	Valuation Date 3

II.	ELIGIBILITY AND DEFERRALS 3
3.01Eligibility.    3
3.02Accounts    4
3.03Deferral of Compensation    4
3.04Payment Period    4
3.05Value of Participants’Accounts    5
3.06Limit on Account Balance    6

IV.	PAYMENT OF BENEFITS 6
4.01Nonforfeitability    6
4.02Income    6
4.03Time of Payment    6
4.04Termination of Service    6

2

4.05Withdrawal and/or Cancellation of Deferral Election for Emergency Need    7
4.06Change in Control    8
4.07Source of Payment    8
4.08Withholding    8
4.09Right of Offset    8
4.10Payment Denomination    9
4.11Distribution Limitation    9

.	BENEFICIARIES 9
5.01Beneficiary Designation    9
5.02Payment to Imcompetent    9
5.03Doubt as to Right to Payment    9
5.04Spendthrift Clause    10

.	ADMINISTRATION AND RESERVATION OF RIGHTS 10
6.01Powers of the Committee    10
6.02Powers of the Administrator    10
6.03Claims Procedure    11
6.04Action by the Committee    11
6.05Consent    11
6.06Agents and Expenses    11
6.07Allocation of Duties    12
6.08Delegation of Duties    12
6.09Actions Conclusive    12
6.10Records and Reports    12
6.11Liability and Indemnification    12
6.12Right to Amend or Terminate    12
6.13Usage    13
6.14Separability    13
6.15Captions    13
6.16Right of Discharge Reserved    13
6.17Governing Law and Construction    13
6.18Compliance with Section 409A of the Code    13

ONEBEACON
DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose
SECTION 1.01.        Purpose. The purpose of this Plan is to provide Directors and Key Employees with the ability to defer the receipt of Compensation. The Plan is also intended to establish a method of attracting and retaining persons whose abilities, experience and judgment can contribute to the long-term strategic objectives of the Company or a Controlled Group Entity.
SECTION 1.02.        Unfunded Plan. The Company intends that the Plan be an unfunded non-qualified deferred compensation plan maintained primarily for the purpose of providing deferred benefits for Directors and a select group of management or highly compensated service providers of the Company and its affiliates.
SECTION 1.03.     Specified Employees. As permitted by Treas. Reg. Section 1.409A-1(i)(5), the Administrator shall treat all Participants in the Plan as “specified employees”.
SECTION 1.04.        Effective Date; Pre-2005 Deferrals. This Plan has been amended and restated as of December 31, 2008 with respect to amounts deferred under the Plan on or after January 1, 2005 (within the meaning of Section 409A of the Code). All amounts deferred under the Plan on or prior to December 31, 2004 (within the meaning of Section 409A of the Code) shall be subject to the terms of the Plan as in effect on October 3, 2004.
ARTICLE II

Definitions
The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.
SECTION 2.01.        “Account” means the records maintained on the books of the Company to reflect deferrals of Compensation by a Participant pursuant to Section 3.03.
SECTION 2.02.        “Administrator” means the Committee or such other person or committee designated by the Committee as responsible for the day-to-day administration of the Plan.
SECTION 2.03.        “Beneficiary” means the person or persons designated pursuant to Article 5 to receive a benefit pursuant to Section 4.04(a) in the event of a Participant’s death before his benefit under this Plan has been paid.

SECTION 2.04.        “Board” means the Board of Directors of OneBeacon Insurance Group, Ltd.
SECTION 2.05.         "Change in Control” means with respect to any Participant, a Control Event occurring with respect to (i) the Controlled Group Entity for which such Participant performs services at the time of such Control Event, (ii) the Controlled Group Entity that is liable for the payment of such Participant’s Account (or all Controlled Group liable for the payment if more than one Controlled Group Entity is liable) or (iii) any Controlled Group Entity that is either a majority equity holder of any Controlled Group Entity described in clauses (i) or (ii) above or that is in a chain of entities that each are majority equity holders of another entity in the chain, ending in a Controlled Group Entity described in clauses (i) or (ii), above. For purposes hereof, a “majority equity holder” is a person or entity owning more than 50% of the total fair market value and total voting power of the applicable Controlled Group Entity. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if such event would not be considered to be a “change in control event” within the meaning of Section 409A of the Code.
SECTION 2.06.        “Code” means the Internal Revenue Code of 1986, as amended.
SECTION 2.07.        “Committee” means the Benefits Committee of the Company; provided that any determination involving a Participant who is a member of the Committee shall be made by the Board.
SECTION 2.08.        “Company” means OneBeacon Insurance Company and any successor thereto.
SECTION 2.09.        “Compensation” means, for any Plan Year, (i) the base salary, annual bonus or long-term incentive compensation, if any, to be earned by an eligible employee in respect of services to be performed for such Plan Year, or any other compensation to be earned by an eligible employee in respect of services to be performed by an eligible employee during that Plan Year that is designated as “Compensation” hereunder by the Administrator; or (ii) any retainer or, to the extent approved by the Committee, any other fee to be earned by a Director in respect of services to be performed for the Board or any committee thereof for such Plan Year.
SECTION 2.10.        “Controlled Group Entity” means any entity within the Controlled Group.
SECTION 2.11.        “Controlled Group” means the Company and each entity that is treated with the Company as a single “service recipient” under the default ownership test (at least fifty percent) set forth in Treas. Reg. 1.409A-1(h)(3).
SECTION 2.12.        “Control Event” means any event which qualified as a “change in control event” within the meaning of Section 409A of the Code.
SECTION 2.13.     “Director” means any member of the Board who is not an employee of the Company or a Controlled Group Entity.

SECTION 2.14.        “Fund” means any investment fund selected by the Administrator to be offered under the Plan.
SECTION 2.15.        “Key Employee” means any executive employee or other overtime-exempt employee of the Company or a Controlled Group Entity who the Administrator, in its sole discretion, decides is important to the ongoing business objectives of the Company or a Controlled Group Entity and designates as an eligible participant under the Plan.
SECTION 2.16.        “Participant” means any person who has deferred Compensation pursuant to this Plan and who has an Account to which amounts stand credited.
SECTION 2.17.        “Payment Period” means the quarter and year designated pursuant to Section 3.04 for the commencement of payment of a Participant’s Account.
SECTION 2.18.        “Plan” means this “OneBeacon Deferred Compensation Plan” as set forth herein and as amended from time to time.
SECTION 2.19.        “Plan Year” means the calendar year.
SECTION 2.20.        “Termination of Service” means, as applicable, (i) cessation for any reason of a Director’s service as a member of the Board, or (ii) cessation or permanent reduction to a level no more than 20% of the average level of bona fide services performed for the service recipient during the immediately preceding 36-month period (or the full period of service to the service recipient if shorter than 36 months), for any reason of a Key Employee’s service as an employee of the Company or a Controlled Group Entity, in each case, only to the extent such termination constitutes a separation from service with the Controlled Group within the meaning of Section 409A(a)(2), as determined by the Committee in its sole discretion, but, in the case of clause (ii) only to the extent such cessation or termination of service is considered to be a “separation from service” from the Controlled Group as described in Section 409A(a)(2) of the Code.
SECTION 2.21.     “Treas. Reg.” means Treasury Regulation of the Code.
SECTION 2.22.        “Valuation Date” means the date that the Administrator makes a valuation of an Account. Unless otherwise provided by the Administrator, each deemed investment alternative within each Account shall be valued as of each day on which a value for such deemed investment alternative reasonably is available to the Administrator.
ARTICLE III
Eligibility and Deferrals
SECTION 3.01.        Eligibility. Each Director and each Key Employee designated by the Administrator as eligible to participate in the Plan shall be eligible to be a Participant hereunder. The Administrator has the sole and complete discretion to determine which Key Employees are eligible to participate on a Plan Year by Plan Year basis. No Key Employee shall have a right to be designated as a Participant and the designation of a Key Employee as a Participant in one Plan Year shall not obligate the Administrator to continue such Key Employee as a Participant in subsequent Plan Years.

SECTION 3.02.        Accounts. The Administrator shall establish an Account for each Director or Key Employee who elects to defer Compensation pursuant to Section 3.03. Amounts deferred pursuant to Section 3.03, and the value thereof determined pursuant to Section 3.05, shall be credited to such Account.
SECTION 3.03.     Deferral of Compensation. A Director or Key Employee may elect to reduce the Compensation otherwise payable to him during or in respect of a Plan Year and to have such amount credited to his Account. A deferral election pursuant to this Section 3.03 shall be made in writing at such time and in such manner as the Administrator shall prescribe but must in any event be made before the applicable deadline for making such a deferral election pursuant to Section 409A of the Code. Specifically, a deferral election with respect to Compensation by a Participant must be irrevocably executed and filed with the Administrator prior to the first day of the Plan Year in which the services related to such Compensation will be rendered, except as otherwise provided in this section. In the case of a Participant who is first hired by the Company or a Controlled Group Entity or elected to the Board during a Plan Year, such Participant may make an irrevocable election within 30 days of becoming eligible to participate in the Plan to defer any unearned portion of his Compensation in respect of such Plan Year related to services to be performed after the date of such election, to the extent permitted under Treas. Reg. § 1.409A-2(a)(7). In the case of any Compensation that constitutes “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e), the Administrator may permit a Participant to make a deferral election with respect to such Compensation that does not become irrevocable until the date that is six months prior to the end of the applicable performance period, to the extent permitted under Treas. Reg. § 1.409A-2(a)(8). A deferral election shall apply only with respect to Compensation payable in respect of the Plan Year for which the election is made and shall not continue in effect for any subsequent Plan Year.
SECTION 3.04.        Payment Period. (a) Designation. Each deferral election given pursuant to Section 3.03 shall include a designation of the Payment Period for the value of the amount deferred subject to the limitation set forth in Section 3.04(d).
(b)        Adjustments to Deferral Elections. To the extent permitted by Section 409A of the Code, the Administrator may permit a Participant to irrevocably elect to make additional deferral elections with respect to amounts previously deferred under the Plan to further delay the relevant Payment Period; provided that the following conditions are met:
(i)    the redeferral election may not take effect until at least twelve (12) months after the date on which such redeferral election is made;
(ii)    the first payment with respect to which such redeferral election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made based on the prior deferral election; and
(iii)    the redeferral election must be made at least twelve (12) months prior to the date of the first scheduled payment pursuant to the prior applicable deferral election.

Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit Participants to change their deferral elections under the Plan without meeting the conditions set forth in this Section 3.04(b) provided that such deferral election changes comply with transitional relief rules promulgated by the Treasury Department under Section 409A of the Code.
(c) Initial Payment Period. A Participant may select an initial Payment Period that begins no sooner than the first anniversary of the date of such election.
(d)    If and to the extent required by Section 457A of the Code, if any Payment Period election previously made by a Participant calls for distribution from the Plan to be made later than October 31, 2017, all such elections shall be deemed amended without any further action to make a single payment not later than October 31, 2017 for any deferred amounts remaining in the Plan as of such date.
(e)    Methods of Payments. A Participant may elect, at the time a Payment Period is selected, to receive the amount which will become payable as of such Payment Period in no more than 10 annual installments. Except as may be elected pursuant to this Section 3.04(e), all amounts becoming payable under this Plan shall be paid in a single payment.
(f)    Irrevocability. Except as provided in Section 3.04(b) or as set forth in Article IV, a designation of a Payment Period and an election of installment payments shall be irrevocable; provided, however, that payment may be made at a different time as provided in Section 4.04.
SECTION 3.05.        Value of Participants’ Accounts. Compensation deferrals shall be allocated to each Participant’s Account on the first business day following the date such Compensation is withheld from the Participant’s Compensation and shall be deemed invested pursuant to this Section 3.05, as soon as practicable thereafter.
(a)        Crediting of Income, Gains and Losses. As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Account.
(b)        Investment of Account Balance. The Participant may select, from various Funds made available hereunder, the Funds in which all or part of his Account shall be deemed to be invested.
(i)        The Participant shall make an investment designation on a form provided by the Administrator, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation by giving written direction to the Administrator in accordance with procedures established by the Administrator. A timely change to a Participant’s investment designation shall become effective on the date determined under the applicable procedures established by the Administrator.
(ii)        Any changes to the Funds to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Account that may be invested in any particular medium, shall be communicated from time to time to the Participant by the Administrator.
(c)    Default Provision. Except as provided below, the Participant’s Account shall be deemed to be invested in accordance with his investment designations, provided such designations conform to the provisions of this Section. Notwithstanding the above, the Committee, in its sole discretion, may disregard the Participant’s election and determine that all Compensation deferrals shall be deemed to be invested in a Fund determined by the Committee. In the event that any Fund under which any portion of the Participant’s Account is deemed to be invested ceases to exist, such portion of the Account thereafter shall be deemed held in the Fund selected by the Participant or, in the absence of any instructions from the Participant, by the Committee, subject to subsequent deemed investment elections.
(d)    Statements. The Company shall provide an annual statement to the Participant showing such information as is appropriate, including the aggregate amount credited to the Account, as of a reasonably current date.
SECTION 3.06.    Limit on Account Balance. Notwithstanding anything to the contrary contained herein, a Participant shall not be entitled to make new deferral elections for a subsequent year under the Plan if such new deferrals, when added to the amounts previously deferred under the Plan by such Participant, would be reasonably likely, in the sole and absolute discretion of the Committee, to result in the aggregate amount credited to the Participant’s Account (including, without limitation, Compensation deferrals and investment gains thereon) exceeding $50,000,000 or such other amount as may be designated by the Committee.
ARTICLE IV

Payment of Benefits
SECTION 4.01.    Nonforfeitability. Participant’s right to a deferred amount of Compensation and his right to the income and gains credited thereon, shall be fully vested and nonforfeitable at all times.
SECTION 4.02.    Income. Any payment made pursuant to Sections 4.03, 4.04, 4.05 or 4.06 shall include the income, gains and losses calculated in the manner described in Section 3.05 through the nearest practicable Valuation Date preceding the date upon which such payment is made.
SECTION 4.03.    Time of Payment. Except as provided in Section 4.04, 4.05 and 4.06, the amount credited to the Account of each Participant shall become payable to the Participant according to the Payment Period designated pursuant to Section 3.04. If the Participant has elected installment payments, such payments shall begin within thirty days following the commencement of the Payment Period. In any other case, payment shall be made as a single sum within thirty days following the commencement of the Payment Period.
SECTION 4.04.    Termination of Service. In the event of a Participant’s Termination of Service while amounts stand credited to his Account, such amounts (which shall include income, gains and losses credited thereon) shall be disposed of as provided in this Section 4.04.
(a)        Death of Participant. If the Participant’s Termination of Service is on account of his death, or if he dies following Termination of Service prior to receiving his Account in a single payment or while receiving installment payments, his Account shall be paid to his Beneficiary in a single payment as soon as practicable, but not later than 90 days following the Participant's death.
(b)        Other Termination. If the Participant’s Termination of Service is for a reason other than death, and except in the event of an intervening death following Termination of Service as described in Section 4.04(a), his Account shall be paid to him as follows (depending on the applicable year of deferral and the Participant’s age at the time of Termination of Service):

Year of Deferral	Under Age 55 at Termination	Age 55+ at Termination
Pre-2007
Payment Period will accelerate to the date of Termination of Service, and commence as soon as administratively practicable after the participant’s Termination of Service, but in any event not later than three months after the end of the year in which the Termination of Service occurs. The form of distribution will be pursuant to the terms of the Participant’s deferral election.

Payment Period will accelerate the date of Termination of Service, and commence as soon as administratively practicable after the participant’s Termination of Service, but in any event not later than three months after the end of the year in which the Termination of Service occurs. The form of distribution will be pursuant to the terms of the Participant’s deferral election.

2007 or Later
Subject to Section 6.18 of this Plan, Payment Period will accelerate to the date of Termination of Service, and shall be paid out in a single lump sum within 90 days following the date that is 6 months following the participant’s Termination of Service.

Subject to Section 6.18 of this Plan, Payment Period will accelerate to the date of Termination of Service, and commence (or shall continue to be paid, to the extent payment commenced prior to the Termination of Service) within 90 days following the date that is 6 months following the participant’s Termination of Service and be paid out in the number of installments previously elected by the Participant.

All subsequent installment payments shall be paid annually on each anniversary of the date of distribution of the first installment payment.
SECTION 4.05.    Withdrawal and/or Cancellation of Deferral Election for Emergency Need. (a) Authorization. The Committee may permit a Participant who demonstrates an unforseeable emergency need to (i) withdraw from the Plan an amount no greater than the amount determined by the Committee to be reasonably necessary to satisfy such unforseeable emergency need, to the extent permitted under Section 409A(a)(2)(B)(ii) of the Code; and/or (i) cancel a deferral election (with the effect of ceasing all subsequent deferrals of Compensation with respect to such election) to extent permitted under Treas. Reg. 1-409A-3(j)(4)(viii).
(b)        Unforeseen Emergency Need. For purposes of this Plan, an “unforeseen emergency need” means a severe financial hardship of a Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent within the meaning of Section 152(a) of the Code, (ii) a casualty loss to the Participant’s property or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, in each case, only to the extent such event is considered to be an “unforeseeable emergency” under Section 409A(a)(2) of the Code. A need will not be considered an unforseeable emergency to the extent that it is or will be relieved by reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets insofar as such liquidation would not cause severe financial hardship, or by cessation of deferrals under the Plan.
(c)     Priority. Prior to receiving any withdrawal from the Plan for a financial hardship, a Participant must first cancel any deferral elections if, in the Administrator’s sole discretion, the cessation of deferrals relating to such elections would contribute to the relief of the financial hardship.
SECTION 4.06.    Change in Control. A Participant’s Account shall be distributed in full in a cash lump sum immediately prior to a Change in Control.
SECTION 4.07.    Source of Payment. The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be a general obligation of the Company. The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the Company. No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as an general creditor.
SECTION 4.08.    Withholding. All amounts credited to Participants’ Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law. If any of the taxes referred to above are due at the time of deferral, instead of at the time of payout, the Participant will be required to pay (by payroll deduction or check) to the Company the Participant’s share of any such taxes then due and payable.
SECTION 4.09.    Right of Offset. Any amount payable pursuant to this Plan shall be reduced at the discretion of the Administrator consistent with the provisions of Treas. Reg. section 1.409A-3(j)(4)(xiii) (or any successor regulation thereto) to take account of any amount due, and not paid, by the Participant to the Company at the time payment is to be made hereunder.
SECTION 4.10.    Payment Denomination. Except as otherwise determined by the Committee in its sole and absolute discretion, all distributions under the Plan (including all distributions made pursuant to Sections 4.03, 4.04 and 4.05) shall be made in cash.
SECTION 4.11.    Distribution Limitation. Notwithstanding anything to the contrary contained herein, the Committee may defer, in a manner consistent with Treas. Reg. § 1.409A-2(b)(7)(i), distributions to Participants that it reasonably determines in its sole and absolute discretion would not be deductible by the Company or its affiliates solely by reason of the applicability of Section 162(m) of the Code. Notwithstanding anything to the contrary contained in this Plan, no payment from the Plan shall be made later than December 31, 2017; provided, however, that the foregoing distribution limitation shall apply if and only to the extent required to comply with the provisions of Section 457A of the Code.
ARTICLE V

Beneficiaries
SECTION 5.01.    Beneficiary Designation. (a) Designation. A Participant may from time to time designate, in the manner specified by the Administrator, a Beneficiary to receive payment pursuant to Section 4.04 in the event of his death.
(b)        Absence of Beneficiary. In the event that there is no properly designated Beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his estate.
SECTION 5.02.    Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Administrator, such benefits may be paid in any one or more of the following ways, as the Administrator in his sole discretion shall determine:
(a)        to the legal representatives of such minor or incompetent person;
(b)        directly to such minor or incompetent person; or
(c)        to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.
Payment to any person in accordance with the foregoing provisions of this Section 5.02 shall to that extent discharge the Company, which shall not be required to see to the proper application of any such payment.
SECTION 5.03.    Doubt as to Right To Payment. If reasonable doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Administrator may, in its discretion, direct that payment of such benefits be deferred in a manner consistent with Section 409A of the Code until such right or amount or time is determined, or pay such benefits into a court of competent jurisdiction in accordance with appropriate rules of law, or direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Administrator).
SECTION 5.04.        Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.
ARTICLE VI

Administration and Reservation of Rights
SECTION 6.01.        Powers of the Committee. The Committee shall have the power and sole and absolute discretion to
(a)    determine all questions arising in law or fact in the interpretation and application of the Plan;
(b)    determine the person or persons to whom benefits under the Plan shall be paid;
(c)    decide any dispute arising hereunder;
(d)    correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; and
(e)    have all such other powers as may be necessary to discharge its duties hereunder.
SECTION 6.02.    Powers of the Administrator. The Administrator shall have the power and sole and absolute discretion to
(a)    promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan;
(b)    determine all questions arising in the administration of the Plan;
(c)    compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan;
(d)    make recommendations to the Board with respect to proposed amendments to the Plan;
(e)    advise the Board regarding the known future need for funds to be available for distribution;

(f)    file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and
(g)    have all such other powers as may be necessary to discharge its duties hereunder.
SECTION 6.03.    Claims Procedure. If the Committee denies any Participant’s or Beneficiary’s claim for benefits under the Plan:
(a)    the Committee shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial;
(b)    the Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Committee of the decision to deny his claim for Plan benefits; and
(c)     the claim shall in all respects be handled in accordance with the claims procedures maintained by the Administrator, a copy of which shall be made available to any Participant who so requests in writing.
SECTION 6.04.    Action by the Committee. The Chief Human Resources Officer of the Company shall act as Chairman of the Committee. The Benefits Committee shall act by majority vote. A quorum to do business shall be at least half of those who are then members. Resolutions may be adopted or other action taken without a meeting upon written consent signed by at least a majority of the members. All documents, instruments, orders, requests, directions, instructions and other papers shall be executed on behalf of the Committee by either the Chairman or the Secretary of the Committee, if any, or by any member or agent of the Committee duly authorized to act on the Committee’s behalf. Subject to the terms of this Plan, the Benefits Committee may, in its discretion, set and change its rules for transacting business and administering the Plan.
SECTION 6.05.    Consent. By electing to become a Participant, each Participant shall be deemed conclusively to (i) have accepted and consented to all terms of the Plan and all actions or decisions made by the Administrator, the Company, the Controlled Group, the Committee or the Board of the Company with regard to the Plan and (ii) have agreed that the Company, the Controlled Group, the Administrator, the Committee and the Board of the Company (and any person who is employed by, is a member of, or provides services to or on behalf of, any of the foregoing) shall not have any liability related to, or be responsible for any claim related to, the incurrence by the Participant of any tax, interest expense, loss of deferral benefit, or any other obligation, liability or damage, in each case, arising under or related to Section 409A of the Code. This Section 6.05 shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.
SECTION 6.06.    Agents and Expenses. The Administrator or the Committee may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator or the Committee in connection with the administration of the Plan shall be paid by the Company.
SECTION 6.07.    Allocation of Duties. The duties, powers and responsibilities reserved to the Committee may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Committee, in which case no Committee member shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Committee member.
SECTION 6.08.    Delegation of Duties. The Administrator and the Committee may delegate any of their respective duties to employees of the Company or its subsidiaries.
SECTION 6.09.    Actions Conclusive. Any action on matters within the discretion of the Administrator or the Committee shall be final, binding and conclusive.
SECTION 6.10.    Records and Reports. The Administrator and the Committee shall maintain adequate records of their respective actions and proceedings in administering this Plan and shall file all reports and take all other actions as are deemed appropriate in order to comply with any Federal or state law. Without limiting the foregoing, the Administrator shall provide to the Committee no less frequently than annually a list of the investment alternatives made available under the Plan, the aggregate amounts deemed invested under the Plan in each such alternative and such other information requested by the Committee.
SECTION 6.11.    Liability and Indemnification. The Administrator and the Committee shall perform all duties required of them under this Plan in a prudent manner. The Administrator and the Committee shall not be responsible in any way for any action or omission of the Company, its subsidiaries or their employees in the performance of their duties and obligations as set forth in this Plan. The Administrator and the Committee also shall not be responsible for any act or omission of any of their respective agents provided that such agents were prudently chosen by the Administrator or the Committee and that the Administrator or the Committee relied in good faith upon the action of such agents.
SECTION 6.12.    Right to Amend or Terminate. The Board of the Company or the Committee may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan in whole or in part for any other reason, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix). However, no such amendment or termination shall reduce the amount standing credited to any Participant’s Account as of the date of such amendment or termination. In the event of the termination of the Plan, the Board of the Company or the Committee, in its sole discretion, may choose to pay out Participants’ Accounts prior to the designated Payment Periods (a "Termination Distribution"), to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix). Each Participant may, in the discretion of the Board of the Company or the Committee, be compensated for the early distribution of his/her Account pursuant to a Termination Distribution by a payment from the Company in an amount determined by the Committee to be appropriate to make the Participant whole for such Termination Distribution. Otherwise, following a termination of the Plan, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan until the time such Accounts are paid out.

SECTION 6.13.    Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.
SECTION 6.14.    Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.
SECTION 6.15.    Captions. The captions in this document and in the table of contents are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.
SECTION 6.16.    Right of Discharge Reserved. Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as a Director or an employee of the Company or a Controlled Group Entity (or of a right of a Key Employee or Director to any specific level of Compensation) or as a limitation of the right of the Company or a Controlled Group Entity to terminate any Key Employee or Director.
SECTION 6.17.    Governing Law and Construction. The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.
SECTION 6.18.    Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted by the Committee and the Administrator, each in their sole and absolute discretion, in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan if such acceleration would cause amounts deferred under the Plan to become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) (the “Gross Income Inclusion”), (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (the “Interest and Additional Taxes”) or (iii) any similar state or local income inclusion, interest or additional tax (“State and Local Taxes” and, together with the Gross Income Inclusion and the Interest and Additional Taxes, referred to herein as the “Section 409A Penalties”). To the extent that any provision of the Plan violates Section 409A of the Code so as to cause amounts deferred under the Plan to become subject to Section 409A Penalties, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Termination of Service the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder until the date that is six months following the Participant’s Termination of Service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could give rise to Section 409A Penalties with respect to the payment, such payments or other benefits shall be deferred if the Board of the Company or the Committee in its sole and absolute discretion determines that deferral will make such payment compliant under Section 409A of the Code so as to avoid Section 409A Penalties with respect to the payment, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee in its sole and absolute discretion, that does not cause application of Section 409A Penalties. The Board of the Company, the Committee and the Administrator shall in their sole and absolute discretion implement the provisions of this Section 6.18 in good faith.